EXHIBIT (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 6 to the Registration Statement on Form N-1A for the Eaton Vance Variable Trust (“Registration Statement”) of our report dated February 13, 2006, relating to the financial statements and financial highlights of the Eaton Vance VT Worldwide Health Sciences Fund (the “Fund”) which appears in the December 31, 2005 Annual Report to Shareholders of the Fund, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights” and “Other Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts April 27, 2006